Exhibit 4.2 - Guarantee Agreement

Please see PDF Version for text.

FIRST VALLEY BANCORP., INC.
as Guarantor

By:  /s/ Robert L. Messier, Jr.
 Name:  Robert L. Messier, Jr.
 Title:  President & CEO

WILMINGTON TRUST COMPANY,
    as Guarantee Trustee

By:  /s/ Geoffrey J. Lewis
 Name:  Geoffrey J. Lewis
 Title:  Financial Services Officer